Exhibit 3.143

CERTIFICATE OF FORMATION

OF

ARAMARK SMMS REAL ESTATE LLC

1.	The name of the limited liability company is ARAMARK SMMS Real Estate LLC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ARAMARK SMMS Real Estate LLC this nineteenth day of November, 2001.

/s/ LILLY DORSA
Lilly Dorsa Authorized Person